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                                                             EXHIBIT 99B.23(o)-5

                               RULE 18f-3 PLAN FOR
                        MULTIPLE CLASSES OF SHARES OF THE
                         BERGER SMALL CAP VALUE FUND II
                 (A SERIES OF BERGER INVESTMENT PORTFOLIO TRUST)

     1. Introduction. The Trustees of Berger Investment Portfolio Trust, a Delaware business trust (the "Trust"), have adopted this Rule 18f-3 Plan (the "Plan") pursuant to the terms of Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act"), with respect to the shares of the Trust's series known as the Berger Small Cap Value Fund II (the "Fund"). In accordance with the terms of this Plan, the Trust may offer from time to time multiple classes of shares of the Fund.

     2. Class Characteristics. Except as otherwise provided in this Plan or the Trust's Trust Agreement, each share of a class will represent an identical interest in the investment portfolio of the Fund and shall have identical voting, dividend, liquidation and other rights and obligations as each other class.

     3. Class Designations. The Fund shall initially issue three classes of shares, consisting of Institutional Shares, Investor Shares, and Service Shares. Institutional Shares shall be offered at their net asset value, without any initial sales charge, and shall not bear any expenses of distribution. Investor Shares shall be offered at their net asset value, without any initial sales charge, and shall bear the expense of distribution provided in a separate Rule 12b-1 plan adopted with respect to such class. Service Shares shall be offered at their net asset value, without any initial sales charge, and shall bear the expense of distribution provided in a separate Rule 12b-1 plan adopted with respect to such class. In addition, Service Shares shall bear the expense of shareholder services pursuant to a separate shareholder Services Agreement for that class. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the prospectus for such class, as it may be amended from time to time. Subject to the Trust's Trust Agreement and any other applicable provisions, the Trustees of the Trust have the authority to create additional classes, or change existing classes, from time to time, in accordance with Rule 18f-3 under the Act.

     4. Allocations of Income and Expenses. The gross income, realized and unrealized capital gains and losses and expenses (other than "Class Expenses," as defined below) of the Fund shall be allocated to each class on the basis of the net asset value of the Fund attributable to shares of that class relative to the net asset value of the Fund as a whole. Expenses to be so allocated shall include expenses of the Fund that are not attributable to a particular class but are allocated to the Fund, including but not limited to Trustees' fees, insurance costs and certain legal fees.

     "Class Expenses" shall include (a) payments made pursuant to a Rule 12b-1 plan adopted with respect to a particular class, and fees and expenses of other arrangements for shareholder services or the distribution of shares adopted with respect to a particular class; (b) payments of fees and expenses made for transfer agency and dividend disbursing agency services incurred with respect to a particular class; (c) expenses related to preparing, printing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class; (d) expenses of administrative personnel and services required to support shareholders of a specific class (including, but not limited to, maintaining telephone lines and personnel to answer shareholder inquiries about their accounts or about the Fund); (e) SEC, Blue Sky or foreign registration or other

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fees incurred with respect to a specific class; (f) litigation or other legal expenses relating to a specific class; (g) fees or expenses of the Trustees of the Trust and of counsel and consultants to the Trustees, incurred as a result of issues relating to a specific class; (h) accounting and consulting expenses relating to a specific class; and (i) any other expenses that are actually incurred in a different amount by a particular class or that vary by class as a result of services received by a particular class of a different kind or to a different degree than other classes and are classified by the Trustees of the Trust as Class Expenses; provided that in no event shall Class Expenses include advisory or custodial fees, tax return preparation fees or other expenses related to the management of the Fund's assets. Class Expenses shall be separately allocated to the class that incurred such expense.

     5. Voting Rights. Voting together as a single class, each class of shares shall have exclusive voting rights as a class on any matter submitted to shareholders of the Fund that relates solely to such class or to any 12b-1 plan adopted with respect to such class, or to the arrangements contained in this Plan concerning allocation of expenses to such class. Each class shall have separate voting rights as a class on any matter submitted to shareholders of the Fund in which the interest of one class differs from the interest of any other class.

     6. Dividends and Other Distributions. To the extent any dividends are paid or other distributions are made by the Fund with respect to its shares, such dividends and distributions shall be calculated with respect to each class in the same manner, at the same time and shall be in the same amount, except that any payments under a Rule 12b-1 plan adopted with respect to a class of shares and any Class Expenses relating to a class shall be borne exclusively by that class.

     7. Waivers or Reimbursements of Expenses. Expenses may be waived or reimbursed by the Fund's advisor, underwriter or any other provider of services to the Fund.

     8. Exchange Privileges. Shareholders of any class of the Fund may exchange their shares for shares of any other fund made available by the Fund's advisor or distributor for this purpose, with no sales charge, on the basis of relative net asset value, subject to any investment minimums and other conditions of eligibility as are set forth in the then current prospectus of the fund into which the shareholder wishes to exchange.

     9. Conversion Feature. There shall be no conversion feature associated with the Institutional Shares or the Investor Shares of the Fund, except that shareholders of any class of the Fund may convert their shares into shares of any other class of the Fund in the event and only in the event the shareholder ceases to be eligible to purchase or hold shares of the original class, or becomes eligible to purchase shares of a different class, by reason of a change in the shareholder's status under the conditions of eligibility in effect for such class at that time.

     10. Trustee Monitoring. On an ongoing basis, the Trustees shall monitor the Fund for the existence of any material conflicts between the interests of the various classes of shares of the Fund. The Trustees, including a majority of the Trustees who are not "interested persons" of the Fund or its advisor, as defined in the Act (the "Independent Trustees"), shall take such action as is reasonably necessary to reconcile fairly any such conflict that may develop. The Fund's advisor and its distributor shall be responsible for alerting the Trustees to any material conflicts of which they become aware. The Trustees shall further monitor on an ongoing basis the use of any waivers or

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reimbursements by the advisor or distributor of expenses to guard against cross-subsidization between classes. If an irreconcilable conflict arises, the advisor and the distributor, at their own cost, shall remedy such conflict by appropriate action, up to and including establishing one or more new series or funds.

     11. Reports. At least annually, the Trustees shall receive a report with respect to the methodology and procedures for calculating the net asset value, dividends and distributions for the various classes of the Fund, and the proper allocation of income and expenses among the classes. The report to the Trustees shall also address whether the Fund has adequate facilities in place to ensure the implementation of the methodology and procedures for proper calculation of the net asset value, dividends and distributions for the classes, and the proper allocation of income and expense among the classes.

     12. Amendments. This Plan may be amended by the Trustees from time to time in accordance with the provisions and requirements of Rule 18f-3 under the Act.

     13. Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of Trustees of the Trust who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not interested persons of the Fund.

     14. Limitation on Personal Liability. NOTICE IS HEREBY GIVEN that the Trust is a business trust organized under the Delaware Business Trust Act pursuant to a Certificate of Trust filed in the office of the Secretary of State of the State of Delaware. The Trust is a series trust and all debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets held with respect to such series only, and not against the assets of the Trust generally or against the assets held with respect to any other series and further that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing.

     IN WITNESS WHEREOF, the adoption of this Rule 18f-3 Plan by the Trustees of the Trust with respect to the Fund is hereby confirmed as of the day and year set forth below.

                                       BERGER INVESTMENT PORTFOLIO TRUST
                                       with respect to the series known as the
                                       Berger Small Cap Value Fund II

Date: March 28, 2002                   By:
                                           -------------------------------------
                                       Name: Jack R. Thompson
                                             -----------------------------------
                                       Title: President
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